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                                                                    EXHIBIT 5

                                                     Equifax Inc.
                                                     1600 Peachtree Street, N.W.
                                                     Atlanta, Georgia 30309
                                                     (404) 885-8000



May 23, 1996



Equifax Inc.
1600 Peachtree Street, NW
Atlanta, GA  30309

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

I have acted as counsel for Equifax Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of 2,000,000 shares (the "Shares") of the Company's Common Stock, par value $1.25 per share, together with the related interests issuable pursuant to the Company's Employees Thrift Plan (the "Plan").

I have examined such documents, records and matters of law as I have deemed necessary for purposes of rendering this opinion. Based upon and subject to the foregoing, I am of the opinion that the Common Stock and related Plan interests have been duly authorized and, when transferred or issued in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Company's Registration Statement on Form S-8.

Very truly yours,


/s/ T.H. Magis
- -----------------------------------
Thomas H. Magis
Corporate Vice President, Secretary
and General Counsel

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REGSTATE.S8